SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101) INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

Silver Bay Realty Trust Corp.
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

SILVER BAY REALTY TRUST CORP.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 20, 2015

To our Stockholders:

On behalf of the Board of Directors of Silver Bay Realty Trust Corp., it is my pleasure to invite you to the 2015 Annual Meeting of Stockholders of Silver Bay Realty Trust Corp., a Maryland corporation, to be held at the second floor conference room of 400 Madison Avenue, New York, New York, 10017, on Wednesday, May 20, 2015, at 9:00 a.m. Eastern Time, for the following purposes:

(1)         To elect eight (8) directors, with each director serving until our next annual meeting of stockholders and until his or her successor is elected and qualified;

(2)         To consider and vote upon the ratification of the selection of Ernst & Young LLP to serve as our independent registered public accounting firm for our fiscal year ending December 31, 2015; and

(3)         To transact any other business properly brought before the Annual Meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on March 9, 2015, are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement of the meeting.  The accompanying Proxy Statement contains further information about the business to be conducted at the Annual Meeting.

We are pleased to furnish our proxy materials over the Internet.  This process not only expedites your receipt of the proxy materials, but also lowers the cost and reduces our environmental impact.  On or about April 2, 2015, we commenced mailing to each of our stockholders a Notice Regarding the Availability of Proxy Materials, which contains instructions on how to access a copy of our 2015 Proxy Statement, Annual Report on Form 10-K and other soliciting materials, and how you can obtain a paper copy of our Proxy Statement and Annual Report. The Notice also includes instructions on how to authorize a proxy to vote via the Internet or toll-free telephone number, or how to request a paper proxy card to complete, sign and return via mail.

 It is important that your shares be represented at the Annual Meeting, regardless of the number of shares you hold and whether or not you plan to attend the meeting in person.  Accordingly, we encourage you to authorize your vote as soon as possible by following the instructions contained in the Notice Regarding the Availability of Proxy Materials you received for the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

Daniel J. Buechler
General Counsel and Secretary

April 2, 2015

ADMISSION TO THE 2015 ANNUAL MEETING OF STOCKHOLDERS

Only stockholders who own shares of our common stock as of the close of business on March 9, 2015 will be entitled to attend the 2015 Annual Meeting of Stockholders.  If you wish to attend the Annual Meeting in person, please register in advance by emailing our Investor Relations Department at investors@silverbaymgmt.com.  Attendance at the Annual Meeting will be limited to persons presenting proof of stock ownership as of the record date and a form of government-issued photo identification.

•                                          If your shares are registered in your name, proof of ownership could include a copy of your account statement from our transfer agent or a copy of your stock certificate.

•                                          If you hold shares through an intermediary, such as a broker, bank or other nominee, proof of stock ownership could include a form of proxy from your broker, bank or other nominee or a copy of your brokerage or bank account statement. Please note: if you hold your shares through an intermediary and wish to vote your shares at the meeting, you must request a “legal proxy” from your broker, bank or other nominee and bring that proxy to the meeting.

No cameras, recording devices or large packages will be permitted in the meeting room.

SILVER BAY REALTY TRUST CORP.

PROXY STATEMENT

The Board of Directors of Silver Bay Realty Trust Corp., a Maryland corporation, is using this proxy statement to solicit your proxy for use at our 2015 Annual Meeting of Stockholders (the “Annual Meeting”).  We intend to send a Notice Regarding the Availability of Proxy Materials for the Annual Meeting and make proxy materials available (or for those who request, a paper copy of this proxy statement and the form of proxy) on or about April 2, 2015 to our stockholders of record as of the close of business on March 9, 2015.  References in this proxy statement to “Silver Bay,” “company,” “we,” “us,” “our” and similar terms refer to Silver Bay Realty Trust Corp.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 20, 2015

This proxy statement and our 2014 Annual Report, which includes our Annual Report on Form 10-K, are available on the Internet at www.proxyvote.com.  Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet.  Accordingly, we are sending a Notice Regarding the Availability of Proxy Materials to our stockholders of record as of the close of business on March 9, 2015.  All stockholders will have the ability to access our proxy materials on the website referred to in the Notice Regarding the Availability of Proxy Materials or to request to receive a printed set of our proxy materials.  Instructions on how to access our proxy materials over the Internet or request a printed copy of our proxy materials may be found in the Notice Regarding Availability of Proxy Materials.  In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis by following the instructions provided in the Notice Regarding Availability of Proxy Materials. The Company will pay all expenses in connection with the solicitation of the proxies relating to this Proxy Statement.

We have adopted a practice approved by the SEC called “householding.” Under this practice, stockholders who have the same address and last name and who do not participate in electronic delivery of proxy materials will receive only one mailed copy of our proxy materials, unless one or more of these stockholders notifies us that he or she wishes to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards. If you are a stockholder of record and would like to request a separate paper copy of these materials, please: (1) go to www.proxyvote.com and follow the instructions provided; or (2) contact our Investor Relations department by email at investors@silverbaymgmt.com.

The Annual Meeting

Our Annual Meeting will be held on Wednesday, May 20, 2015 at 9:00 a.m. Eastern Time at the second floor conference room of 400 Madison Avenue, New York, New York, 10017.

Purpose of the Annual Meeting

The purpose of the Annual Meeting is to vote on the following items:

(1)         To elect eight (8) directors, with each director serving until our next annual meeting of stockholders and until his or her successor is elected and qualified;

(2)         To consider and vote upon the ratification of the selection of Ernst & Young LLP to serve as our independent registered public accounting firm for our fiscal year ending December 31, 2015; and

(3)         To transact any other business properly brought before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors is not aware of any other matter to be presented for action at the Annual Meeting.  Should any other matter requiring a vote of stockholders arise, it is intended that the persons named in the enclosed proxy card and acting thereunder will vote the proxies in accordance with their discretion on any such matter.

Who Can Vote

The Board of Directors has fixed the close of business on March 9, 2015, as the record date for determining the holders of our common stock entitled to receive notice of and to vote at the Annual Meeting and any postponements or adjournments thereof. On the record date, there were 36,363,319 shares of our common stock outstanding. Only stockholders as of the record date are entitled to vote at the Annual Meeting and such stockholders will be entitled to one vote for each share of our common stock held on the record date, which may be exercised in person or by proxy duly authorized in writing.

How You Can Vote

Stockholders of Record.  Stockholders of record may vote their shares or submit a proxy to have their shares voted by one of the following methods:

•                  By Internet - You may authorize your proxy on-line via the Internet by accessing the website www.proxyvote.com and following the instructions provided on the Notice or proxy card. Internet voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on May 19, 2015.

•                  By Telephone - You may authorize your proxy by touch-tone telephone by calling 1-800-690-6903. Telephone voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on May 19, 2015.

•                  By Mail - If you request paper copies of the proxy materials to be sent to you by mail, you may authorize your proxy by completing, signing and dating your proxy card and returning it in the enclosed reply envelope that is provided.

•                  In Person - You may vote in person at the Annual Meeting by completing a ballot; however, attending the Annual Meeting without completing a ballot will not count as a vote.

Beneficial Owners.  If you are the beneficial owner of your shares of common stock (that is, you hold your shares in “street name” through an intermediary such as a broker, bank or other nominee), you will receive instructions from your broker, bank or nominee.  Your broker, bank or nominee will not vote your shares of stock on many matters unless you provide them instructions on how to vote your shares of stock. You should instruct your broker or nominee how to vote your shares of stock by following the directions provided by your broker or nominee.  Alternatively, obtain a proxy from your bank, broker or other holder of record and bring it with you to hand in with a ballot in order to be able to vote your shares at the meeting.

Changing Your Vote

You may change your vote at any time before the proxy is exercised. For stockholders of record, if you voted by mail, you may revoke your proxy at any time before it is voted by executing and delivering a timely and valid later-dated proxy, by voting by ballot at the meeting or by giving written notice of revocation to the Secretary at 3300 Fernbrook Lane North, Suite 210, Plymouth, MN 55447. If you voted via the Internet or by telephone you may also change your vote with a timely and valid later Internet or telephone vote, as the case may be, or by voting by ballot at the meeting. Attendance at the meeting will not have the effect of revoking a proxy unless (1) you give proper written notice of revocation to the Secretary before the proxy is exercised; or (2) you vote by ballot at the meeting.

Method of Counting Votes; Quorum

Shares represented by valid proxies will be voted in accordance with instructions contained therein. If no specification is made, such shares will be voted (i) “FOR” the election of the eight director nominees listed on the proxy card and (ii) “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015.

If you are the beneficial owner of your shares, your broker or nominee may vote your shares only on those proposals on which it has discretion to vote. Under the rules of the New York Stock Exchange (the “NYSE”), your broker or nominee has discretion to vote your shares on routine matters, such as Proposal 2, but does not have discretion to vote your shares on non-routine matters, such as Proposal 1. Therefore, if you do not instruct your broker as to how to vote your shares on Proposal 1, this would be a “broker non-vote” and your shares would not be counted as having been voted on the applicable proposal. We strongly encourage you to instruct your broker or nominee on how you wish to vote your shares.

The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. Shares represented by proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the meeting.  Pursuant to Maryland law, broker non-votes and abstentions are not included in the determination of the shares of common stock voting on such matter, but are counted for quorum purposes.

Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted in case you later decide not to attend the meeting. Submitting your proxy in advance of the meeting does not affect your right to attend the Annual Meeting and vote in person.

Our principal executive offices are located at 3300 Fernbrook Lane North, Suite 210, Plymouth, MN 55447.

PROPOSAL 1: ELECTION OF DIRECTORS

Board Composition

Our Bylaws provide for annual election of directors.  Our Charter and Bylaws also provide that the number of directors shall be determined by our Board of Directors, which has set the number at eight.

Director Nominations

Each of our current directors has been recommended by the Nominating and Corporate Governance Committee and nominated by our Board of Directors to stand for election at the 2015 Annual Meeting and to hold office until our annual meeting of stockholders to be held in 2016 and until his or her successor is duly elected and qualified. It is expected that each of the director nominees will be able to serve, but if any such nominee is unable to serve for any reason, the proxies reserve discretion to vote or refrain from voting for a substitute nominee or nominees. A stockholder using the enclosed form of proxy can vote for or withhold his or her vote from any or all of the nominees.

We have set forth below certain information with respect to the members of our Board of Directors.  The business address of each nominee is Silver Bay Realty Trust Corp., 3300 Fernbrook Lane North, Suite 210, Plymouth, MN 55447.

We believe that each of our director nominees displays personal and professional integrity; satisfactory levels of education and/or business experience; business acumen; an appropriate level of understanding of our business and its industry and other industries relevant to our business; the ability and willingness to devote adequate time to the work of our Board and its committees; a fit of skills and personality with those of our other directors that helps build a Board that is effective and responsive to the needs of the Company; strategic thinking and a willingness to express ideas; a diversity of experiences, expertise and background; and the ability to represent the interests of our stockholders. The information presented below regarding each nominee or director also sets forth specific experience, qualifications, attributes and skills that led our Board to conclude that he or she should serve as a director.

Nominees for Election to the Board

Name and Year First Elected as a Director	Age	Background Information

Thomas W. Brock (2012)	67

Thomas W. Brock was appointed to our Board of Directors in connection with our initial public offering and serves as our lead independent director. From 2006 until the end of 2012, Mr. Brock was the Chief Executive Officer of Stone Harbor Investment Partners, a fixed income investment manager focused on credit and multi-sector allocation strategies and, in that role, served as a trustee of a Stone Harbor’s closed-end fund and five Stone Harbor’s open-end funds.  Mr. Brock currently serves as a director of Liberty All-Star Growth Fund, Inc. and as a trustee of Liberty All-Star Equity Fund, each a closed end fund, and has served in those roles since 2005. Prior to joining Stone Harbor Investment Partners, Mr. Brock was an adjunct professor of Finance at Columbia University Graduate School of Management from 1998 to 2005, where he taught courses relating to money management and investment banking. From 1974 to 1998, Mr. Brock held various positions with Salomon Brothers Inc., including Chief Executive Officer of Salomon Brothers Asset Management, Chief Administrative Officer, and Director of Global Research. Mr. Brock received an M.B.A. from Northwestern University Kellogg School of Management and a B.S. from Miami University. We believe Mr. Brock is an appropriate director based on his experience in investment management and financial analysis.

Name and Year First Elected as a Director	Age	Background Information
Daryl J. Carter (2013)	59

Daryl J. Carter was appointed to our Board of Directors on July 17, 2013. Mr. Carter founded and since 2007 has been the Chairman and Chief Executive Officer of Avanath Capital Management, LLC, an investment firm focused on conventional and affordable multi-family investments. Mr. Carter is also a Managing Partner of McKinley-Avanath, a property management company owned jointly by Avanath and McKinley, Inc. Mr. Carter currently serves as a trustee of Whitestone REIT [NYSE: WSR], a real estate investment trust engaged in the ownership and operation of commercial properties, and Paragon Real Estate Equity and Investment Trust, a formerly listed company currently operating as a shell company. He also serves as a director of The Olson Company, a Southern California homebuilding company, and RREEF America III, a private real estate investment trust. From 2005 to 2007, Mr. Carter was an Executive Managing Director leading the Commercial Real Estate Group of Centerline Capital Group (“Centerline”), a subsidiary of Centerline Holding Company, and was President of American Mortgage Acceptance Corporation, a then publicly-held, commercial mortgage lender managed by Centerline. In 1992, Mr. Carter co-founded Capri Capital Finance (“CCF”), and Capri Capital Advisors, serving as Co-Chairman of each until CCF was acquired by Centerline in 2005. Mr. Carter serves as Chairman of the National Multifamily Housing Council and on the Visiting Committee of the Massachusetts Institute of Technology Sloan School of Management. He has also served as Chairman of the Commercial Board of Governors of the Mortgage Bankers Association. Mr. Carter holds dual Masters Degrees in Architecture and Management from the Massachusetts Institute of Technology and a Bachelor of Science degree in Architecture from the University of Michigan. We believe Mr. Carter is an appropriate director because of his extensive experience as an executive and investor in the real estate industry and his past and current experience as a director of other public companies.

Tanuja M. Dehne (2012)	43

Tanuja M. Dehne was appointed to our board of directors in connection with our initial public offering. Since 2014, Ms. Dehne has been the Senior Vice President and Chief Administrative Officer of NRG Energy, Inc. [NYSE: NRG], a publicly listed power generation and retail electricity company. In this role, Ms. Dehne oversees NRG’s Human Resources, Information Technology, Communications and Sustainability Departments, including the company’s charitable giving program, M&A integrations and Big Data Analytics. She has also works directly with NRG’s Chief Executive Officer to shape and guide NRG’s vision and narrative, ensuring that all messaging to internal and external stakeholders is consistent with and supports the execution of NRG’s strategic plan. She is also responsible for accelerating NRG’s transformation internally through prioritization and collaboration across all company functions, regions and business lines. Prior to her most recent position, Ms. Dehne was the Senior Vice President, Human Resources of NRG since 2011 where she led NRG’s Human Resources department, which handles all HR functions — including talent management, organizational development, benefits, compensation, labor and employee relations, payroll and HR information systems — for more than 8,000 employees. Under her leadership, the department received recognition as Delaware Valley’s 16th Annual HR Department of the Year for service excellence and strategic impact on the company.  From 2004 to 2011, Ms. Dehne served as the Corporate Secretary of NRG, leading corporate governance and corporate transactions, including financing, mergers and acquisitions, public and private securities offerings, securities and stock exchange matters, and reporting compliance. Prior to joining NRG, Ms. Dehne practiced corporate law as a member of Saul Ewing LLP’s business department. Ms. Dehne received a J.D. from Syracuse University, an M.A. from the University of Pennsylvania and a B.A. from Lafayette College. We believe Ms. Dehne is an appropriate director because of her broad public-company experience, including her knowledge of corporate governance, securities law, human resources and complex transactions.

Name and Year First Elected as a Director	Age	Background Information
Stephen G. Kasnet (2012)	69

Stephen G. Kasnet was appointed to our Board of Directors in connection with our initial public offering. Mr. Kasnet is the lead independent director and chair of the audit committee of Two Harbors Investment Corp. [NYSE: TWO]. Mr. Kasnet’s original appointment was made pursuant to contractual rights of Two Harbors granted in connection with our acquisition of a subsidiary of Two Harbors simultaneously with the closing of our initial public offering. Mr. Kasnet’s nomination for election at our 2014 Annual Meeting was not made pursuant to any contractual right. Mr. Kasnet has also been a director of Columbia Laboratories, Inc., a specialty pharmaceuticals company [NASDAQ: CBRX], since August 2004 and Chairman of the Board of Columbia Laboratories since November 2004. From 2007 to 2009, Mr. Kasnet was the Chairman of Dartmouth Street Capital LLC, a private investment firm. He was also the President and Chief Executive Officer of Raymond Property Company LLC, a real estate company, from 2007 through October 2009. From 2000 to 2006, he was President and Chief Executive Officer of Harbor Global Company, Ltd., an asset management, natural resources and real estate investment company, and President of the PIOglobal, a Russian real estate investment fund. From 1995 to 1999, Mr. Kasnet was a director and member of the Executive Committee of The Bradley Real Estate Trust. He was Chairman of Warren Bank from 1990 to 2003. Mr. Kasnet has also held senior management positions with other financial organizations, including Pioneer Group, Inc., First Winthrop Corporation and Winthrop Financial Associates, and Cabot, Cabot and Forbes. He serves as Chairman of the Board of Rubicon Ltd., a forestry company, as a director of Tenon Ltd., a wood products company, and as a director of First Ipswich Bancorp, a bank owned by Brookline Bancorp. He is also a trustee of the board of the Governor’s Academy, a private coed boarding high school in Byfield, Massachusetts. Mr. Kasnet received a B.A. from the University of Pennsylvania. We believe Mr. Kasnet is an appropriate director based on his audit committee experience, his real estate knowledge and his past and current experience as a director of other public companies.

Irvin R. Kessler (2012)	59

Irvin R. Kessler was appointed to our Board of Directors in connection with our initial public offering and serves as Chairman. Prior to the internalization of our management, Mr. Kessler was the one-third owner of our former external manager, PRCM Real Estate Advisers LLC (the “Former Manager”), and is Chief Executive Officer and managing member of Provident Real Estate Advisors LLC (“Provident”), the managing member of five limited liability companies (the “Provident Entities”), that we acquired simultaneously with the closing of our initial public offering. Mr. Kessler formed Provident Real Estate Advisors LLC in June 2007 and through it and the Provident Entities began to implement a strategic residential real estate investment strategy with hubs in Minnesota, Arizona, Nevada, Florida and Georgia. Mr. Kessler served as the Chief Executive Officer of the Former Manager from January 2012 to September 2012 and helped oversee the build out of the Former Manager’s operational capabilities. Mr. Kessler has extensive experience as an investor in a variety of asset classes. From 2003 through 2012, Mr. Kessler opened multiple funds focused on varying investment strategies. In 1994 and 1995, he co-founded Deephaven Capital Management, a hedge fund management company, and Arbitrade LLC, an options market making firm, respectively; he served as Chief Investment Officer and Chief Executive Officer from 1998 until retiring in 2001 and selling the parent company of both firms to Knight Trading Group in 2000. Mr. Kessler was also a director on the boards of the Chicago Board Options Exchange (“CBOE”), and the Cincinnati Stock Exchange beginning in 1988. Prior to that, Mr. Kessler was a floor trader on various Chicago Exchanges, including CBOE, the Chicago Board of Trade and the Chicago Mercantile Exchange. We believe Mr. Kessler is an appropriate director because of his experience investing in and overseeing the management of single-family properties. We also believe Mr. Kessler is an appropriate director because of his general investment expertise.

Name and Year First Elected as a Director	Age	Background Information
David N. Miller (2012)	39

David N. Miller is our Chief Executive Officer, President and a member of our Board of Directors. Mr. Miller has been a director and executive officer since August 2012. Beginning in 2011, Mr. Miller served as a Managing Director of Pine River Capital Management L.P. and Two Harbors Investment Corp., where he focused on strategy and new business development, including the formation and development of Silver Bay and the single-family rental business. From 2008 to 2011, Mr. Miller served in various roles at the U.S. Department of Treasury, including as the Chief Investment Officer of the Troubled Asset Relief Program (TARP) where he was instrumental in building various investment programs and business units and overseeing the investment portfolio. From 2007 to 2008, Mr. Miller was a portfolio manager at HBK Capital Management focusing on equity investments. From 1998 through 2007, he held various positions at Goldman, Sachs & Co., including as a Vice President in the Special Situations Investing Group (2004-2007) where he focused on proprietary investments in debt and equity and as a financial analyst in the investment banking division (1998-2001) where he focused on corporate finance and mergers and acquisitions. Mr. Miller received an M.B.A. from Harvard Business School and a B.A. in Economics from Dartmouth College. We believe Mr. Miller is an appropriate director because of his management role and his general investment expertise.

Thomas Siering (2012)	55

Thomas Siering was appointed to our Board of Directors in connection with our initial public offering. Mr. Siering is the Chief Executive Officer and a director of Two Harbors Investment Corp. [NYSE: TWO] and a Partner of Pine River Capital Management L.P. Prior to joining Pine River in 2006, Mr. Siering was head of the Value Investment Group at EBF & Associates, a private investment firm, from 1999 until 2006. During that period, he was also the manager for Merced Partners, LP, a private investment firm, and Tamarack International Limited, a closed-end, non-diversified investment management company. Mr. Siering was named a Partner at EBF & Associates in 1997. Mr. Siering joined EBF & Associates in 1989 as a trader. From 1987 to 1989, Mr. Siering held various positions in the Financial Markets Department at Cargill, Inc. From 1981 until 1987, Mr. Siering was employed in the Domestic Soybean Processing Division at Cargill in both trading and managerial roles. Mr. Siering holds a B.B.A. from the University of Iowa with a major in Finance. We believe Mr. Siering is an appropriate director because of his investment and public company management expertise.

Ronald N. Weiser (2012)	69

Ronald N. Weiser was appointed to our Board of Directors in connection with our initial public offering.  Mr. Weiser served as Ambassador to the Slovak Republic from 2001 to 2005, and has many years of experience in politics, public service and private investments. He founded McKinley Associates Inc., a national real estate investment firm, in 1968, and served as its Chief Executive Officer and Chairman until 2001. In 1984, Mr. Weiser and his wife founded the McKinley Foundation, a public community foundation. Mr. Weiser serves on a number of public non-profit boards, including The Henry Ford, and the President Gerald R. Ford Foundation. Mr. Weiser holds a B.B.A. from the University of Michigan, where he also did graduate work in business and law. We believe Mr. Weiser is an appropriate director because of his extensive experience as an executive and investor in the real estate industry and his broad public service in both government and non-profit spheres.

Recommendation of Board; Vote Required

The vote of a plurality of all of the votes cast at a meeting at which a quorum is present is necessary for the election of a director. For purposes of the election of directors, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL THE DIRECTOR NOMINEES NAMED ABOVE.

CORPORATE GOVERNANCE AND BOARD MATTERS

Our Board of Directors is committed to maintaining the highest standards of business conduct and corporate governance.  As described more fully below, we have adopted a Code of Business Conduct and Ethics for officers and directors and have adopted Corporate Governance Guidelines, which, in conjunction with our Charter, Bylaws and our board committee charters, provide the framework for our corporate governance.

You can access our Code of Business Conduct and Ethics, our Corporate Governance Guidelines, the charters for our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, and certain other of our policies under “Governance Documents” in the Investor Relations section of our website at www.silverbayrealtytrustcorp.com or by writing to our Investor Relations department at:  Silver Bay Realty Trust Corp., 3300 Fernbrook Lane North, Suite 210, Plymouth, MN 55447.

Director Independence

The rules of the NYSE require that a majority of a company’s board of directors be composed of independent directors. An “independent director” is defined generally as a person other than an executive officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Consistent with these considerations, our Board of Directors has affirmatively determined that each of Mr. Brock, Mr. Carter, Ms. Dehne, Mr. Kasnet, and Mr. Weiser is an independent director.

Leadership Structure of the Board of Directors

The Board of Directors is led by a Chairman who is appointed by the directors. Both independent and non-independent directors are eligible for appointment as the Chairman. The Chairman presides at all meetings of the stockholders and of the Board of Directors as a whole. The Chairman performs such other duties, and exercises such powers, as from time to time shall be prescribed in our Bylaws or by the Board of Directors. We currently separate the roles of Chairman and Chief Executive Officer. Mr. Kessler has been appointed as our Chairman.

Our Corporate Governance Guidelines provide that the independent directors shall appoint one of their members to serve as the lead independent director. The lead independent director is responsible for coordinating the activities of the other independent directors, including scheduling and conducting separate meetings of the independent directors and for such other duties as are assigned from time to time by the Board of Directors. Mr. Brock has been appointed as the lead independent director.

The Board of Directors consists of a majority of independent directors and exercises a strong, independent oversight function. The Audit, Compensation and Nominating and Corporate Governance Committees of the Board of Directors are comprised entirely of independent directors. A number of Board of Directors and committee processes and procedures, including regular executive sessions of non-management directors, provide substantial independent oversight of our management’s performance. Under our Bylaws and Corporate Governance Guidelines, the Board of Directors has the ability to change its structure if it determines that such a change is appropriate and in the best interest of the Company. The Board of Directors believes that these factors provide the appropriate balance between the authority of those who oversee the Company and those who manage it on a day-to-day basis.

Board Committees

Our Board of Directors has formed an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee and has adopted charters for each of these committees. Each committee is composed exclusively of directors who meet the independence and other requirements established by the rules and regulations of the SEC and the NYSE listing standards.  Additionally, the Compensation Committee is composed exclusively of individuals intended to be, to the extent required by Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), non-employee directors and will, at such times as we are subject to Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code”), qualify as outside directors for purposes of Section 162(m) of the Code.

The following table summarizes the current membership of each of our board committees.

Director	Audit	Compensation	Nominating & Corporate Governance
Thomas W. Brock	x	Chair

Daryl J. Carter	x		x

Tanuja M. Dehne		x	Chair

Stephen G. Kasnet	Chair	x

Ronald N. Weiser			x

Audit Committee

The Audit Committee is responsible for engaging our independent certified public accountants, preparing Audit Committee reports, reviewing with the independent certified public accountants the plans and results of the audit engagement, approving professional services provided by the independent certified public accountants, reviewing the independence of the independent certified public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of our internal controls.

The Audit Committee is, and will at all times be, composed exclusively of “independent directors” as defined under the NYSE listing standards and who otherwise meet the NYSE listing standards. Each member of the Audit Committee is also financially literate, in that each of them is able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, a listed company must certify that its audit committee has and will continue to have at least one member who is financially sophisticated in that he or she has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The Board of Directors has determined that Mr. Kasnet meets the financial sophistication requirements of the NYSE and also qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

The Audit Committee’s purpose and responsibilities are more fully set forth in its charter, which is available on our website at www.silverbayrealtytrustcorp.com under the Investor Relations link.

Compensation Committee

The Compensation Committee is responsible for evaluating the performance of our officers, reviewing any compensation payable to our directors and officers, preparing Compensation Committee reports and administering the issuance of any common stock or other equity awards under our equity incentive plan.

The Compensation Committee also reviews and makes recommendations to the Board of Directors on the compensation of the Company’s non-executive directors. In reviewing and making recommendations on non-executive director compensation, the Compensation Committee considers, among other things, the following policies and principles:

•                  the compensation that is paid to directors of other companies that are comparable to us;

•                  the amount of time it is likely directors will be required to devote to preparing for and attending meetings of the Board of Directors and the committees on which they serve;

•                  the success of the Company;

•                  whether a director is a chair of one of the committees of the Board of Directors and the time commitment related thereto;

•                  if a committee on which a director serves undertakes a special assignment, the importance of that special assignment to the Company and its stockholders, and the time commitment required to serve with respect to the special assignment; and

•                  the risks involved in serving as a director of the Board of Directors or a member of its committees.

None of our executive officers is involved in determining non-executive director compensation levels, although the Company’s management may support the committee with provision of information, data and other resources in connection with its compensation recommendations to the full Board of Directors.

The Compensation Committee may delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee. The Compensation Committee’s purpose and responsibilities are more fully set forth in its charter, which is available on our website at www.silverbayrealtytrustcorp.com under the Investor Relations link.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for seeking, considering and recommending to the Board of Directors qualified candidates for election as directors and approving and recommending to the full Board of Directors the appointment of each of our executive officers. It also periodically prepares and submits to the Board of Directors for adoption its selection criteria for director nominees. It reviews and makes recommendations on matters involving the general operation of the Board of Directors and our corporate governance, and annually recommends to the Board of Directors nominees for each committee of the Board of Directors. In addition, the Nominating and Corporate Governance Committee will annually facilitate the assessment of the Board of Directors’s performance as a whole and of the individual directors and report thereon to the Board of Directors.

The Nominating and Corporate Governance Committee’s purpose and responsibilities are more fully set forth in its charter, which is available on our website at www.silverbayrealtytrustcorp.com under the Investor Relations link.

Risk Management Oversight

The Board is responsible for overseeing our company’s approach to major risks and our policies for assessing and managing these risks and conducts most of its oversight through its standing committees. The Audit Committee oversees most elements of our risk management efforts and has been tasked in its charter with considering our policies with respect to risk assessment, risk management and risk mitigation. In addition, the Audit Committee assists the Board’s oversight of the integrity of our financial statements, the qualifications and independence of our independent registered public accounting firm and the performance of our internal audit function and independent registered public accounting firm and reviews various potential areas of financial risk in detail on a regular basis. The Compensation Committee oversees the compensation of our Chief Executive Officer and other executive officers and evaluates the appropriate compensation incentives to motivate senior management to grow long-term shareholder returns without undue risk taking.

Director Selection

Our Corporate Governance Guidelines provide the following minimum qualifications for directors in order to be suitable for a position on the Board of Directors:

•                  possession of the highest personal and professional ethics, integrity and values;

•                  the ability to exercise good business judgment and be committed to representing the long-term interests of the Company and its stockholders;

•                  an inquisitive and objective perspective, practical wisdom and mature judgment; and

•                  willingness to devote the necessary time and effort to Board of Director duties, including preparing for and attending meetings of the Board of Directors and its committees.

In considering candidates for nomination as a director, the Nominating and Corporate Governance Committee generally assembles all information regarding a candidate’s background and qualifications, evaluates a candidate’s mix of skills and qualifications and determines the contribution that the candidate could be expected to make to the overall functioning of the Board of Directors. Although we do not have a formal policy on diversity, our corporate governance guidelines provide that the Company shall endeavor to have a Board of Directors representing a diverse education and experience that provides knowledge of business, financial, governmental or legal matters that are relevant to our business and to our status as a publicly owned company. With respect to the re-nomination of current directors, the committee considers the foregoing factors as well as past participation in and contributions to the activities of the Board of Directors. The Nominating and Corporate Governance Committee will also take into account any contractual rights to appoint directors.

The Nominating and Corporate Governance Committee will consider candidates recommended for nomination to the Board of Directors by our stockholders. Stockholder recommendations for nominees to the Board of Directors should be submitted in writing to our Secretary as more fully described under “Other Information — Stockholder Proposals and Director Nominations for 2016 Annual Meeting.”  The manner in which the committee evaluates candidates recommended by stockholders is generally the same as any other candidate. However, the committee will also seek and consider information concerning any relationship between a stockholder recommending a candidate and the candidate to determine if the candidate can represent the interests of all of the stockholders. The committee will not evaluate a candidate recommended by a stockholder unless the stockholder’s proposal provides a certification that the potential candidate will serve as a director if elected.

Board and Committee Meetings

The following chart shows the number of meetings held by the Board of Directors and each of the Audit, Compensation, and Nominating and Corporate Governance Committees during 2014:

Board of Directors	Audit	Compensation	Nominating & Corporate Governance
9	6	8	3

During certain meetings of the Board of Directors, the independent directors met separately in executive sessions without management. Each of our directors attended at least 75% of the aggregate total number of meetings held by the Board and all committees on which he or she served during 2014.  Although we do not have a policy on director attendance at the Annual Meeting, directors are strongly encouraged to attend the Annual Meeting. Eight of our then-current directors attended the annual meeting of stockholders held in May 2014.

Compensation Committee Interlocks and Insider Participation

Each of the members of the Compensation Committee is an independent director.  No member of the Compensation Committee is a current or former officer or employee of ours or any of our subsidiaries or had any relationship requiring disclosure by us under Item 404 of Regulation S-K.  None of our executive officers serve as a member of the board of directors or compensation committee of any company that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our officers, directors and employees.  Among other matters, our Code of Business Conduct and Ethics is designed to detect and deter wrongdoing and to promote:

•                  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•                  full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•                  compliance with applicable governmental laws, rules and regulations;

•                  prompt internal reporting of violations of the Code of Business Conduct and Ethics to appropriate persons identified in the Code; and

•                  accountability for adherence to the Code of Business Conduct and Ethics.

Any waiver of the Code of Business Conduct and Ethics for our executive officers or directors may be made only by our Board of Directors or a committee thereof and will be promptly disclosed as required by law or stock exchange regulations. No waivers were issued in 2014.

Communications with our Board of Directors

We provide the opportunity for stockholders and all other interested parties to communicate with members of our Board of Directors.  Communications with the independent directors or the chairperson of any of the committees of the Board of Directors may occur by regular mail or email.  Communications sent by regular mail should be sent to the attention of the Independent Directors, the Chair of the Audit Committee, the Chair of the Compensation Committee, or the Chair of the Nominating and Corporate Governance Committee, as the case may be, in each instance in care of our Secretary at our office at 3300 Fernbrook Lane North, Suite 210, Plymouth, MN 55447. Communications by e-mail should be sent to our Secretary and General Counsel, at corporatesecretary@silverbaymgmt.com.

Our Secretary will review each communication received in accordance with this process to determine whether the communication requires immediate action. The Secretary will forward all appropriate communications received, or a summary of such communications, to the appropriate member(s) of our Board of Directors. However, we reserve the right to disregard any communication that we determine is unduly hostile, threatening or illegal, or does not reasonably relate to us or our business, or is similarly inappropriate. Our Secretary has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

Stockholder proposals must be made in accordance with the procedures set forth in our current Bylaws or the procedures set forth in Rule 14a-8 of the Exchange Act and not the procedures set forth in the preceding paragraph. Nominations for the Board of Directors proposed may only be made in accordance with the procedures set forth in our Bylaws. The procedures set forth in our Bylaws for stockholder proposals, including nominations for our Board of Directors, as well as the procedures set forth in Rule 14a-8 for stockholders proposals are described in “Other Information — Stockholders Proposals and Director Nominations for 2016 Annual Meeting” in this proxy statement.

DIRECTOR COMPENSATION

Compensation Philosophy

We pay director fees only to those members of our Board of Directors who are independent under the listing standards of the NYSE.

Our goal is to provide compensation for our independent directors in a manner that enables us to attract and retain outstanding director candidates and reflects the substantial time commitment necessary to oversee our affairs.  We also seek to align the interest of our directors and our stockholders and we have chosen to do so by compensating our directors with a mix of cash and equity-based compensation.  As a result, each independent director receives an annual fee of $100,000 for board service; each chair of the Audit, Compensation and Nominating and Corporate Governance committees receives an additional fee of $15,000, and our lead independent director receives an additional fee of $10,000.  In 2014, we also paid each of our independent directors $15,000 in connection with their service on the special committee formed in connection with the Internalization (described below). The annual board fee is payable half in cash and half in restricted stock, and the annual chair fees and lead independent director fees are payable in cash, each as set forth below.

Cash Fees and Retainers

The $50,000 cash portion of the annual board fee, the chair fees, and the lead independent director fees are payable quarterly in arrears, subject to the director’s continued service to the Company as an independent director, a committee chair or lead independent director, as applicable, on the last day of the preceding quarter. Such cash amounts are prorated in the case of service for less than the entire quarter. The special committee was paid upon completion of the Internalization (described below).

Equity Awards and Equity Retainers

Initial Award for New Directors

On the date a new independent director becomes a member of the Board of Directors, each such independent director receives an award of restricted stock with a fair market value on the date of grant equal to $50,000 less a prorated amount based on the number of days that have elapsed since the last annual meeting of stockholders. The initial award will vest as to all of such shares on the date immediately preceding the date of the next annual meeting of the Company’s stockholders, subject to the director’s continued board service through such vesting date.

Annual Equity Retainer for Continuing Board Members

Each continuing independent director receives an annual equity retainer in the form of an award of restricted stock with a fair market value of $50,000 on the date of each annual meeting of stockholders. This annual equity retainer for such independent directors will vest as to all of such shares on the earlier of (i) the one year anniversary of the date of grant and (ii) the date immediately preceding the date of our annual meeting of stockholders for the year following the year of grant of the award, subject in each case, to the independent director’s continued service to the Company through the vesting date.

Provisions Applicable to All Equity Awards

The equity awards are subject to the terms and conditions of our 2012 Equity Incentive Plan (the “2012 Plan”), and the terms of the Restricted Stock Agreements entered into between the Company and each director in connection with such awards.  The number of shares subject to issuance for a restricted stock award is determined based on (x) the dollar amount of the award divided by (y) the fair market value of our common stock on the date of grant.  Furthermore, all vesting for any such awards to directors will terminate and become fully vested upon a change of control.

2014 Director Compensation Table

The following table sets forth the compensation earned by each independent director in the year ended December 31, 2014:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Thomas W. Brock	$90,000	$50,000	—	—	—	—	$140,000
Daryl J. Carter	$65,000	$50,000	—	—	—	—	$115,000
Tanuja M. Dehne	$80,000	$50,000	—	—	—	—	$130,000
Stephen G. Kasnet	$80,000	$50,000	—	—	—	—	$130,000
Ronald N. Weiser	$65,000	$50,000	—	—	—	—	$115,000

(1)                                 Represents fees earned in fiscal year 2014.

(2)                                 Represents the aggregate grant date fair value computed in accordance with Codification Topic Compensation - Stock Compensation (“ASC 718”).

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking our stockholders to ratify the selection of Ernst & Young LLP (“EY”), as our independent registered public accounting firm for our fiscal year ending December 31, 2015.  Although ratification is not required by our Bylaws or otherwise, the Board of Directors is submitting the selection of EY to our stockholders for ratification as a matter of good corporate practice. In the event stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Silver Bay.  A representative of EY is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

Auditor Fees

The aggregate fees incurred for professional services performed by EY were as follows for the years ended December 31, 2013 and 2014:

	2013	2014
Audit Fees (a)	$490,464	$562,235
Audit-Related Fees (b)	32,570	115,000
Tax Fees (c)	62,048	166,400
All Other Fees	—	—
Total Principal Accountant Fees	$585,082	$843,635

(a)         Audit Fees pertain to the audit of our annual Consolidated Financial Statements, including review of the interim financial statements contained in our Quarterly Reports on Form 10-Q, consents to the incorporation of the EY audit report in publicly filed documents and assistance with and review of documents filed with the SEC and audit, preparation of review, as applicable.

(b)         Audit Related Fees pertain to assurance and related services that are traditionally performed by the principal accountant, including accounting consultations and audits in connection with proposed or consummated acquisitions, internal control reviews and consultation concerning financial accounting and reporting standards.

(c)          Tax Fees pertain to services performed for tax compliance, including REIT compliance, tax planning and tax advice, including preparation of tax returns and claims for refund and tax-payment planning services. Tax planning and advice also includes assistance with tax audits and appeals, and tax advice related to specific transactions.

All services performed by EY for 2014 were pre-approved in accordance with the pre-approval policy set forth in our Audit Committee Charter. This policy requires that all engagement fees and the terms and scope of all auditing and non-auditing services be reviewed and approved by the Audit Committee in advance of their formal initiation.

Recommendation of Board; Vote Required

The affirmative vote of a majority of all of the votes cast on the proposal is required to ratify the appointment of our independent registered public accounting firm. For purposes of the vote on the ratification of the independent registered public accounting firm, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE

The Board of Directors has appointed an Audit Committee presently composed of three independent directors, Stephen G. Kasnet, Thomas W. Brock and Daryl J. Carter. Mr. Kasnet serves as chairman of the Audit Committee. Each of the directors on our Audit Committee is an independent director under the NYSE listing standards. The Board of Directors has determined that Mr. Kasnet satisfies the definition of financial sophistication and is an “audit committee financial expert,” as defined under rules and regulations of the United States Securities and Exchange Commission.

The Audit Committee’s responsibility is one of oversight as set forth in its charter, which is available on our website at www.silverbayrealtytrustcorp.com under the “Investor Relations” link. It is not the duty of the Audit Committee to prepare our financial statements, to plan or conduct audits or to determine that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Our management is responsible for preparing our financial statements and for maintaining internal controls. The independent auditors are responsible for auditing the financial statements and for expressing an opinion as to whether those audited financial statements fairly present our financial position, results of operations and cash flows in conformity with generally accepted accounting principles.

The Audit Committee has reviewed and discussed our audited financial statements with management and with Ernst & Young LLP, our independent registered public accounting firm for 2014.

The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed under the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard  No. 16, Communications with Audit Committees.

The Audit Committee has received from Ernst & Young LLP the written disclosures and the letter from Ernst & Young LLP required by the PCAOB regarding Ernst & Young LLP’s communication with the Audit Committee concerning independence, and has discussed Ernst & Young LLP’s independence with Ernst & Young LLP, and has considered the compatibility of non-audit services with the auditor’s independence.

Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2014, be included in our Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC. The Audit Committee also has recommended the selection of Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2015.

By the Audit Committee:

Stephen G. Kasnet, Chairman

Thomas W. Brock

Daryl J. Carter

Use of Report of the Audit Committee

In accordance with and to the extent permitted by applicable law or regulation, the information contained in the foregoing Report of the Audit Committee is not “soliciting material” and is not to be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or under the Exchange Act.

EXECUTIVE OFFICERS

The Board of Directors plans to appoint executive officers annually following each annual meeting of stockholders to serve until the meeting of the Board of Directors following the next annual meeting of stockholders. Set forth below is certain information about each of our executive officers. The business address of each executive officer is Silver Bay Realty Trust Corp., 3300 Fernbrook Lane North, Suite 210, Plymouth, MN 55447.

Executive Officers

Name	Age	Background Information

David N. Miller	39	Biographical information for David N. Miller, our Chief Executive Officer, is provided above under “Nominees for Election to the Board” on page 6.

Christine Battist	46

Christine Battist is our Chief Financial Officer and Treasurer, serving in these roles as an executive officer since our incorporation in June 2012. Prior to this appointment, Ms. Battist served as Managing Director at Two Harbors Investment Corp. overseeing investor and media relations beginning in 2011. From 2005 to 2011, Ms. Battist served in various financial roles at The Mosaic Company [NYSE: MOS], first as Director of Financial Compliance from 2005 to 2007, leading the company’s inaugural global Sarbanes Oxley design and implementation after its merger, then as Director of Investor Relations from 2007 to 2011. Ms. Battist was instrumental in leading Mosaic’s investor relations during its formative years and through the spin-off and secondary offering of shares held by Mosaic’s largest and private stockholder in 2011. Prior to joining the Mosaic Company, Ms. Battist was Director of Internal Audit for Tuesday Morning Corporation [NASDAQ: TUES] from 2003 to 2005. Ms. Battist began her career with PricewaterhouseCoopers LLP, spending a decade in ever-increasing roles and responsibilities, overseeing financial audit engagements for public companies in the U.S. capital and debt markets, including leading acquisition and carve-out transactions. She received a B.B.A. from St. Norbert College and is licensed as a Certified Public Accountant (inactive) in the State of Texas.

Lawrence B. Shapiro	58

Lawrence B. Shapiro is our Chief Operating Officer. Mr. Shapiro has served as our Chief Operating Officer since December 2013. Prior to his appointment as Chief Operating Officer, Mr. Shapiro served as Executive Vice President for Acquisitions for Silver Bay Property Corp. since its formation in December 2011. In this role, he led acquisitions for our predecessor, Silver Bay Property Investment LLC (formerly Two Harbors Investment LLC) and the Company. He also expanded his responsibilities to manage the Company’s renovation activities starting in June 2013. From 2007 until joining Silver Bay Property Corp., Mr. Shapiro served as President of Provident, where he led the acquisition, renovation, and leasing activities for the Provident Entities. From 1991 to 2000, Mr. Shapiro served as chief financial officer for Rottlund Homes, a residential home builder that previously traded on the American Stock Exchange. From 2006 to 2007, Mr. Shapiro served as chief financial officer of JMS Companies, a diversified real estate firm. Mr. Shapiro holds a M.B.A. from the University of Wisconsin and a B.S. in Business in Accounting from the University of Minnesota.

Daniel J. Buechler	36

Daniel J. Buechler has served as our General Counsel and Secretary since September 30, 2014. Prior to this appointment, Mr. Buechler served as a Vice President, Corporate Counsel at Pine River Capital Management L.P. since February 2012 where he was dedicated to providing legal services to Silver Bay. In this role, Mr. Buechler was part of the Company’s management team; oversaw the Company’s day-to-day legal needs, including matters related to corporate governance and securities laws; assisted in the development of the Company’s compliance program; and served as the lead in-house attorney for major transactions. Prior to joining Pine River Capital Management L.P., Mr. Buechler was an attorney at the law firm of Oppenheimer Wolff & Donnelly LLP. He received a J.D. from the University of Minnesota Law School and a B.A. from the University of Minnesota.

EXECUTIVE COMPENSATION

From formation through September 30, 2014, we were externally managed by PRCM Real Estate Advisers LLC (the “Former Manager”). During the time we were externally managed, the Former Manager provided us with our senior management team, including executive officers, along with appropriate support personnel, and each executive officer was an employee or partner of Pine River or the Former Manager’s operating subsidiary. During this time, we did not pay compensation directly but reimbursed the Former Manager for our allocable share of compensation paid to our executive officers, other than compensation for our Chief Executive Officer. Our Chief Executive Officer received his compensation from Pine River and this compensation was not reimbursed by the Company. In 2013, we incurred reimbursement obligations to the Former Manager of approximately $982,000 related to the salaries and benefits of our Chief Financial Officer and Chief Operating Officer. These 2013 reimbursement obligations include the salary and benefits of Mr. Shapiro prior to his promotion to Chief Operating Officer. In 2014, we incurred reimbursement obligations to the Former Manager of approximately $382,000 related to the salaries and benefits of our Chief Financial Officer and Chief Operating Officer.

Executive Compensation Overview

Our compensation programs are structured to align the interests of our executive officers with the interests of our stockholders. These programs are designed to attract, retain, and motivate a talented management team and to provide a framework that encourages attainment of the Company’s strategic goals and favorable financial results and shareholder returns over the long term. We pursue this alignment with stockholders through a pay-for-performance philosophy in which a mix of variable equity and cash compensation represents a significant component of an executive officer’s total potential compensation.

Components of Executive Compensation

Our compensation programs use a combination of the following pay components:

Base Salary

Base salaries are designed to compensate our executive officers at a fixed level of compensation that serves as a retention tool throughout the executive’s career. In determining base salaries, our Compensation Committee considers each executive officer’s role and responsibilities, unique skills, future potential with our company, salary levels for similar positions in our core markets and internal pay equity.

Annual Incentives

We provide annual incentives in the form of annual cash bonuses and restricted stock awards. Annual cash bonuses and restricted stock awards are intended to reward executive officers for both Company and individual performance related to our strategic and financial performance goals. Payment of any annual cash bonuses or restricted stock awards to our executive officers is ultimately made at the discretion of the Compensation Committee after consideration of the Company and executive’s performance and accomplishments during the year. In order to better align the interests of the executive officers with stockholders, the Compensation Committee seeks to ensure that a significant portion of annual incentives consist of restricted awards, which remain subject to holding requirements following vesting.

Long-Term Incentives

Commencing in fiscal year 2015, we are providing long-term incentive compensation to our executive officers in the form of Performance Stock Units (“PSUs”). PSUs are intended to align the long-term interests of the executive officers with those of stockholders. The first grant of PSUs to our executive officers was made on February 12, 2015. The number of shares of Silver Bay common stock to be paid on the vesting date for each PSU increases and decreases based on Silver Bay’s total stockholder return (stock price appreciation plus dividends) (“TSR”) during the performance period, which begins on the day of grant and ends on the three year anniversary of the day of grant. Subject to continued employment until the end of the performance period, each of these executive officers will be eligible to receive a number of shares of common stock in an amount determined by multiplying the target number of PSUs by the TSR Multiplier determined in accordance with the following table:

Annualized TSR	TSR Multiplier(1)
6.5%	0%
8%	50%
10%	100%
12%	150%
16%	200%

(1)                             To the extent the Company’s annualized TSR falls between two discrete points, linear interpolation shall be used to determine the TSR Multiplier. For purposes of calculating TSR, our stock price is based on the 30-trading day average closing price on the grant date and the 30-trading day average closing price on the vesting date, taking into account any dividends issued during the performance period, which are presumed reinvested as of the ex-dividend date.

The number of PSUs granted to our named executive officers on February 12, 2015 was as follows:

Name	Number of PSUs (at 100% TSR Multiplier)
David N. Miller	60,000
Lawrence B. Shapiro	30,000
Christine Battist	25,000

In addition to the PSUs, such executive officers will receive dividend equivalent rights under which they will receive dividend equivalent right stock units on each dividend date during the performance period which will be subject to the same conditions and restrictions as the PSUs. The Compensation Committee has retained the discretion to reduce the number of shares received on vest in its sole discretion.

Stock Holding Requirements

Our named executive officers and directors are required to hold 100% of all shares acquired under the 2012 Plan, net of shares withheld for taxes, for so long as they are an executive officer or director of Silver Bay.

Role of Compensation Consultant in Compensation Decisions

Our Compensation Committee engaged Frederic W. Cook & Co. (“FWC”) as its independent compensation consultant. Our Compensation Committee considers advice and recommendations received from FWC regarding compensation matters, including decisions made with respect to executive equity compensation.  FWC does not provide services to our company other than the advice it provides to our Compensation Committee, and FWC has advised our Compensation Committee that the fees and direct expenses received from us during 2014 were immaterial as a percentage of FWC’s income for the period.  FWC also has advised us that neither it nor, to its knowledge, any member of its consulting team serving our Compensation Committee owns any shares of our common stock.  After considering the foregoing, as well as FWC’s conflict of interest policies and procedures and the lack of known business and personal relationships between FWC, its team members servicing our Compensation Committee and its members, and our named executive officers, our Compensation Committee concluded that FWC’s work for it does not raise any conflict of interest concerns.

Role of Named Executive Officers in Compensation Decisions

Our Compensation Committee makes all compensation decisions related to our named executive officers.  Our Compensation Committee receives input from Mr. Miller, our Chief Executive Officer, regarding the compensation and performance of named executive officers other than himself, including recommendations as to the compensation levels that he believes are commensurate with an individual’s job performance, skills, experience, qualifications, criticality to our company, as well as with our compensation philosophy, external market data and considerations of internal equity.  Mr. Miller regularly attends meetings of our Compensation Committee, except when our Compensation Committee is meeting in executive session or when his own equity compensation arrangements are being considered.  Our Compensation Committee communicates its views and decisions regarding equity compensation arrangements for our named executive officers to Mr. Miller, whom is generally responsible for implementing such arrangements.

Summary Compensation Table

The Summary Compensation Table below sets forth disclosure for our principal executive officer and the two most highly compensated executive officers other than our principal executive officer. Throughout this annual report, these officers are referred to as our named executive officers. The amounts in the Summary Compensation Table are calculated and disclosed according to SEC reporting requirements. Salary and Bonus compensation amounts are reflective of the compensation earned during the fiscal year. Stock awards reflect awards with a grant date during the fiscal year.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
David N. Miller,	2014	$87,500	$700,000	—	—	—	—	$5,797	$793,297
President and Chief Executive Officer	2013	—	—	—	—	—	—	—	—
Christine Battist,	2014	$62,500	$225,000	$110,004	—	—	—	$7,022	$404,526
Chief Financial Officer and Treasurer	2013	—	—	—	—	—	—	$473	$473
Lawrence B. Shapiro,	2014	$62,500	$300,000	$149,998	—	—	—	$3,589	$516,087
Chief Operating Officer	2013	—	—	—	—	—	—	$486	$486

(1)                              Reflects salary paid directly by us after September 30, 2014, the date of Internalization.

(2)                              Reflects all bonuses earned in 2014, including prior to the Internalization, as such amounts have been paid by us in 2015.

(3)                              Amounts represent the aggregate grant date fair value of awards made each fiscal year, as computed in accordance with FASB ASC Topic 718.  See the table entitled “Outstanding Equity Awards at Fiscal Year-End” for additional details on the restricted stock awards.

Outstanding Equity Awards at December 31, 2014

The following table shows all outstanding equity awards held by each of our named executive officers at December 31, 2014.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David N. Miller	—	—	—	—	—	—		—	—	—
Christine Battist	—	—	—	—	—	10,925	(2)	$180,918	—	—
Lawrence B. Shapiro	—	—	—	—	—	13,423	(3)	$222,285	—	—

(1)                                 The market value of unvested shares is calculated by multiplying the number of unvested shares held by the applicable named executive officer by the closing price of our common stock on December 31, 2014, which was $16.56.

(2)                                 Reflects an award of 12,162 restricted shares made on December 19, 2012 and 6,871 restricted shares on February 13, 2014. Each award vests in equal amounts on each of the first three anniversaries of the date of grant, subject to continued service with us on the applicable vesting dates.

(3)                                 Reflects an award of 12,162 restricted shares made on December 19, 2012 and 9,369 restricted shares on February 13, 2014. Each awards vests in equal amounts on each of the first three anniversaries of the date of grant, subject to continued service with us on the applicable vesting dates.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(1)
David N. Miller	—	—	—	—
Christine Battist	—	—	4,054	$66,080
Lawrence B. Shapiro	—	—	4,054	$66,080

(1)                                 The value realized on vesting is calculated by multiplying the number of shares shown in the table by the market value of the shares on the vesting date.

Potential Payments on Termination or Change in Control

Payments Upon Termination, Death or Disability

We do not have any employment agreements with any persons and are not obligated to make any payments to any of our executive officers upon termination of employment.

Payment Upon a Change of Control

Under the 2012 Plan, the following will occur on a change in control:

•                  all restrictions and conditions on each restricted stock award held by a named executive officer will lapse and all such grants will be deemed fully vested in the grantee; and

•                  if the change in control occurs, the PSUs will be converted to time-based restricted stock that vests based on the original schedule as follows:

•                  Conversion —

•                  If the change in control occurs prior to the 18-month anniversary of the start of the performance period, the conversion will be based on the target award opportunity.

•                  If the change in control occurs after the 18-month anniversary, the conversion will be based on performance to date using actual results for completed quarters.

•                  Accelerated vesting — the converted awards will be accelerated if (a) the continuing entity fails to assume the awards, or (b) the participant is terminated without cause or terminates for good reason within the 24-month period following the change in control.

Under the 2012 Plan, a change in control is generally defined as the occurrence of any of the following events: (i) the acquisition of more than 50% of our voting shares by any person; (ii) the sale or disposition of all or substantially all of our assets; (iii) a merger, consolidation or statutory share exchange where our stockholders immediately prior to such event hold less than 50% of the voting power of the surviving or resulting entity; (iv) during any 12-calendar month period, our directors, including subsequent directors recommended or approved by our directors, at the beginning of such period cease for any reason other than due to death to constitute a majority of our Board of Directors; or (v) stockholder approval of our liquidation or dissolution.

The following table sets forth estimates of the potential benefits to our named executive officers in connection with such circumstances, assuming such event occurred on December 31, 2014.  The actual payments due upon the occurrence of certain events could materially differ from the estimates provided in the table if such events occur on a different date:

Name and Principal Position	Total ($)
David N. Miller	—
Christine Battist	$180,918
Lawrence B. Shapiro	$222,285

2012 Equity Incentive Plan

We have adopted the 2012 Plan to provide incentive compensation to attract and retain qualified directors, officers, advisors, consultants and other personnel.  The 2012 Plan permits the granting of stock options, restricted shares of common stock, restricted stock units, phantom shares, dividend equivalent rights (“DERs”), and other equity-based awards.

Administration

The 2012 Plan is administered by the Compensation Committee appointed by our Board of Directors. The Compensation Committee has the full authority to administer and interpret the 2012 Plan; to authorize the granting of awards; to determine the eligibility of directors, officers, advisors, consultants and other personnel to receive an award; to determine the number of shares of common stock to be covered by each award (subject to the individual participant limitations provided in the 2012 Plan); to determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of the 2012 Plan); to prescribe the form of instruments evidencing awards; and to take any other actions and make all other determinations that it deems necessary or appropriate in connection with the 2012 Plan or the administration or interpretation thereof. In connection with this authority, the Compensation Committee may, among other things, establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. The Compensation Committee administering the 2012 Plan consists of three directors, each of whom is intended to be, to the extent required by Rule 16b-3 of the Exchange Act, a non-employee director and will, at such times as we are subject to Section 162(m) of the Code, qualify as an outside director for purposes of Section 162(m) of the Code. References below to the Compensation Committee include a reference to the Board of Directors for those periods in which the Board of Directors is acting as the administrator of the 2012 Plan.

Available Shares

The 2012 Plan provides for grants of restricted common stock, restricted stock units, phantom shares, DERs and other equity based awards, subject to a ceiling of 921,053 shares available for issuance under the plan. The maximum number of shares that may underlie awards in any one year to any eligible person may not exceed 92,100. If an award granted under the 2012 Plan expires or terminates, the shares subject to any portion of the award that expires or terminates without having been exercised or paid, as the case may be, will again become available for the issuance of additional awards. In addition, if any phantom shares or DERs are paid out in cash, the underlying shares may again be made the subject of grants under the 2012 Plan. Unless previously terminated by our Board of Directors, no new award may be granted under the 2012 Plan after the tenth anniversary of the date that such plan was initially approved by our Board of Directors. No award may be granted under the 2012 Plan to any person who, assuming payment of all awards held by such person, would own or be deemed to own more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock.

Awards under the Plan

Restricted Shares of Common Stock.  A restricted share award is an award of shares of common stock that is subject to restrictions on transferability and such other restrictions, if any, that the Compensation Committee may impose at the date of grant. Grants of restricted shares of common stock may be subject to vesting schedules as determined by the Compensation Committee. The restrictions may lapse separately or in combination at such times and under such circumstances, including a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as the Compensation Committee may determine. Except to the extent restricted under the award agreement relating to the restricted shares of common stock, a participant granted restricted shares of common stock has all of the rights of a stockholder, including the right to vote and the right to receive dividends on the restricted shares of common stock. Although dividends may be paid on restricted shares of common stock, whether or not vested, at the same rate and on the same date as on shares of our common stock, holders of restricted shares of common stock are prohibited from selling such shares until they vest.

Restricted Stock Units.  A restricted stock unit is an award of a specific number of shares of common stock to be provided in the future, subject to satisfaction of vesting requirements. At grant, each restricted stock unit is represented as a bookkeeping entry in an amount equal to the fair market value of one share of our common stock. The committee determines the terms and conditions of restricted stock units including the vesting criteria, which may include achievement of specified performance criteria or continued service, the form and timing of payment and whether the restricted stock units will be entitled to receive dividend equivalents. The committee, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. The committee determines in its sole discretion whether an award will be settled in stock, cash or a combination of both. The specific terms will be set forth in an agreement. Settlement will generally occur shortly after vesting, but may be deferred in compliance with Code Section 409A, as determined by the committee.

Phantom Shares.  Phantom shares, when issued, will reduce the number of shares available for grant under the 2012 Plan and will vest as provided in the applicable award agreement. A phantom share represents a right to receive the fair value of a share of common stock, or, if provided by the Compensation Committee, the right to receive the fair value of a share of common stock in excess of a base value established by the Compensation Committee at the time of grant. Phantom shares may generally be settled in cash or by transfer of shares of common stock (as may be elected by the participant or the Compensation Committee, as may be provided by the Compensation Committee at the time of grant). The Compensation Committee may, in its discretion and under certain circumstances, permit a participant to receive as settlement of the phantom shares installments over a period not to exceed ten years. Unless otherwise determined by the Compensation Committee, the holders of awards of phantom shares will be entitled to receive dividend equivalents, which shall be payable at such time that dividends are paid on outstanding shares.

Stock Options.  A stock option award is an award of the right to purchase a specific number of shares of common stock at a fixed exercise price determined on the date of grant. Stock option awards may either be incentive or non-qualified stock options; provided that incentive stock options may only be granted to employees. The exercise price of such options must equal at least the fair market value of our common stock on the date of grant. An incentive stock option held by a participant who owns more than 10% of the total combined voting power of all classes of our stock, or of certain of our subsidiary corporations, may not have a term in excess of five years and must have an exercise price of at least 110% of the fair market value of our common stock on the grant date. The Compensation Committee will determine the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to the Compensation Committee. Subject to the provisions of the 2012 Plan, the Compensation Committee determines the remaining terms of the options (e.g., vesting). After the termination of service of an employee, director or consultant, the participant may exercise his or her option, to the extent vested as of such date of termination, for the period of time stated in his or her option agreement. If termination is due to death, the option, to the extent vested, will remain exercisable for 12 months. If the termination is due to retirement or disability, the option, to the extent vested, will remain exercisable for 24 months. In all other cases, the option will generally remain exercisable for three months following the termination of service. However, in no event may an option be exercised later than the expiration of its term. A participant shall have no rights as a stockholder until the participant exercises the option and the stock certificate is issued to the participant.

DERs.  An award of DERs represents the right to receive (or have credited) the equivalent value (in cash, common stock or a combination of both, as determined by the Compensation Committee at the time of grant) of dividends paid on common stock. A participant holding DERs receives a credit for dividends declared on common stock on each dividend payment date during the period between (x) the date the award is granted to the participant and (y) the date the award is exercised, vests or expires, as determined by the Compensation Committee. The specific terms of a DER will be established by the Compensation Committee in its discretion.

Other Share-Based Awards.  The 2012 Plan authorizes the granting of other awards based upon shares of our common stock (including the grant of securities convertible into shares of common stock and share appreciation rights), subject to terms and conditions established at the time of grant.

Performance Awards.  The Compensation Committee may, in its discretion, grant awards intended to qualify as performance based compensation for purposes of Code Section 162(m). Such performance based awards will result in a payment to a participant only if performance goals established by the Compensation Committee are achieved, as determined by the Compensation Committee, and any other applicable vesting provisions are satisfied. The Compensation Committee will establish performance goals in its discretion, in compliance with the requirements of Code Section 162(m), which, depending on the extent to which they are met, will determine the number and/or the value of shares of common stock to be paid out to participants. For purposes of such awards, the performance goals may be one or more of the following, as determined by the Compensation Committee: (i) pre-tax income, (ii) after-tax income, (iii) net income (meaning net income as reflected in our financial reports for the applicable period, on an aggregate, diluted and/or per share basis), (iv) operating income, (v) cash flow, (vi) earnings per share, (vii) return on equity, (viii) return on invested capital or assets, (ix) cash and/or funds available for distribution, (x) appreciation in the fair market value of our common stock, (xi) return on investment, (xii) total return to stockholders (meaning the aggregate our common stock price appreciation and dividends paid (assuming full reinvestment of dividends) during the applicable period), (xiii) net earnings growth, (xiv) stock appreciation (meaning an increase in the price or value of our common stock after the date of grant of an award and during the applicable period), (xv) related return ratios, (xvi) increase in revenues, (xvii) our published ranking against its peer group of real estate investment trusts based on total stockholder return, (xviii) net earnings, (xix) changes (or the absence of changes) in the per share or aggregate market price of our common stock, (xx) number of securities sold, (xxi) earnings before any one or more of the following items: interest, taxes, depreciation or amortization for the applicable period, as reflected in our financial reports for the applicable period, and (xxii) total revenue growth (meaning the increase in total revenues after the date of grant of an award and during the applicable period, as reflected in our financial reports for the applicable period).

Change in Control

Under the 2012 Plan, a change in control is generally defined as the occurrence of any of the following events: (i) the acquisition of more than 50% of our voting shares by any person; (ii) the sale or disposition of all or substantially all of our assets; (iii) a merger, consolidation or statutory share exchange where our stockholders immediately prior to such event hold less than 50% of the voting power of the surviving or resulting entity; (iv) during any 12-calendar month period, our directors, including subsequent directors recommended or approved by our directors, at the beginning of such period cease for any reason other than due to death to constitute a majority of our Board of Directors; or (v) stockholder approval of our liquidation or dissolution.

Upon a change in control, the Compensation Committee may make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the change in control, but only if the Compensation Committee determines that the adjustments do not have an adverse economic impact on the participants (as determined at the time of the adjustments). Unless otherwise provided in a grantee’s award agreement, upon a change in control, all restrictions and conditions on each DER will automatically lapse and all grants under the 2012 Plan will be deemed fully vested in the grantee. Additionally, if a change in control occurs, the PSUs will be converted to time-based restricted stock that vests based on the original schedule as follows:

•                  If the change in control occurs prior to the 18-month anniversary of the start of the performance period, the conversion will be based on the target award opportunity.

•                  If the change in control occurs after the 18-month anniversary, the conversion will be based on performance to date using actual results for completed quarters.

These converted awards will be accelerated if (a) the continuing entity fails to assume the awards, or (b) the participant is terminated without cause or terminates for good reason within the 24-month period following the change in control.

Amendments and Termination

Our Board of Directors may amend, alter or discontinue the 2012 Plan but cannot take any action that would impair the rights of a grantee with respect to grants previously made without such grantee’s consent. To the extent necessary and desirable, our Board of Directors must obtain approval of our stockholders for any amendment that would:

•                  other than through adjustment as provided in the 2012 Plan, increase the total number of shares of common stock reserved for issuance under the 2012 Plan;

•                  change the class of officers, directors, employees, consultants and advisors eligible to participate in the 2012 Plan;

•                  re-price any awards under the 2012 Plan; or

•                  otherwise require such approval.

The Compensation Committee may amend the terms of any award granted under the 2012 Plan, prospectively or retroactively, but generally may not impair the rights of any participant without his or her consent.

Agreements with Executive Officers

We do not have any employment agreements with any persons and are not obligated to make any payments to any of our executive officers upon termination of employment or a change in control of the Company, except to the extent provided in our standard restricted stock grant agreements and performance-based restricted stock unit award agreements. See “2012 Equity Incentive Plan — Change in Control,” above for a description of vesting that occurs upon a change in control.

401(k) Plan

We maintain a tax-qualified retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. Plan participants are able to defer eligible compensation subject to applicable annual Code limits. Each participant’s pre-tax contributions are allocated to his or her individual account and are then invested in selected investment alternatives according to the participant’s directions. The Company matches contributions of plan participants on a dollar for dollar basis in an amount up to six percent of such participant’s gross income in the pay period. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Our common stock is listed on the NYSE under the symbol “SBY.” The following table sets forth, as of March 9, 2015, certain information regarding the ownership of our common stock by:

•                  each of our directors and director nominees;

•                  each of our named executive officers;

•                  each holder of 5% or more of our common stock; and

•                  all of our directors and executive officers as a group.

In accordance with SEC rules, each listed person’s beneficial ownership includes:

•                  all shares the investor actually owns beneficially or of record;

•                  all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•                  all shares the investor has the right to acquire within 60 days.

Unless otherwise indicated, all shares are owned directly, and the indicated person has sole voting and investment power. Except as indicated in the footnotes to the table below, the business address of the stockholders listed below is the address of our principal executive office, 3300 Fernbrook Lane North, Suite 210, Plymouth, MN 55447.

Name	Number of Shares Beneficially Owned, Nature of Beneficial Ownership	Percentage of Common Stock Beneficially Owned (1)
Irvin R. Kessler(2)	2,307,815	6.3%
Thomas W. Brock(3)	15,316	*
Daryl J. Carter (3)	5,774	*
Tanuja M. Dehne(3)	10,066	*
Stephen G. Kasnet(3)	13,153	*
Thomas Siering	55,260	*
Ronald N. Weiser(3)	20,066	*
David N. Miller	85,447	*
Christine Battist(4)	25,562	*
Lawrence B. Shapiro(5)	47,899	*
All directors and executive officers as a group (11 persons)	2,602,792	7.2%

BlackRock, Inc.(6)	3,634,250	10.0%
Citadel GP LLC (7)	2,022,612	5.6%
EJF Capital LLC(8)	2,336,024	6.4%
The Vanguard Group (9)	4,946,126	13.6%
Vanguard Specialized Funds — Vanguard REIT Index Fund (10)	2,716,547	7.5%

* Represents less than 1% of the common stock outstanding.

(1)         Based on 36,363,319 shares of common stock outstanding as of March 9, 2015. Excludes 2,231,511 outstanding common units of the Operating Partnership.

(2)         Consists of 1,844,914 shares held by Provident Premier Master Fund Ltd., 462,604 shares held by the Kessler Family Limited Partnership, and 297 shares held by Walleye Trading LLC. Mr. Kessler is the Managing Member of Provident and has sole voting and dispositive power over the shares held by Provident Premier Master Fund Ltd., the Kessler Family Limited Partnership, and Walleye Trading LLC. Mr. Kessler disclaims beneficial ownership with respect to the shares held by Provident Premier Master Fund Ltd., the Kessler Family Limited Partnership, and Walleye Trading LLC except to the extent of his pecuniary interest therein. Includes 1,844,914 shares held in a margin account. Excludes 743,837 common units of the Operating Partnership owned by Provident Real Estate Advisors LLC.

(3)         Includes 3,199 shares of restricted stock granted on May 21, 2014 to each independent director. These shares will vest on May 20, 2015, subject to continued service to the Company.

(4)         Includes 15,979 shares of restricted stock that remain subject to vesting restrictions. Includes 3,239 shares held in a trust over which Ms. Battist shares voting and investment power.

(5)         Includes 24,668 shares of restricted stock that remain subject to vesting restrictions. Includes 21,231 shares held in a margin account.

(6)         The reporting person is the parent holding company or control person with respect to subsidiaries that in the aggregate have acquired the shares reported. The business address for the reporting person is 55 East 52nd Street, New York, NY 10022. All information about BlackRock, Inc. is based on a Schedule 13G/A filed with the SEC on January 15, 2015.

(7)        Represents shares for which Citadel Advisors LLC (“Citadel Advisors”), Citadel Advisors Holdings II LP (“CAH2”), Citadel GP LLC (“CGP”) and Mr. Kenneth Griffin (collectively with Citadel Advisors, CAH2 and CGP, the “Reporting Persons”) may be deemed to beneficially own with respect to shares of common stock (and options to purchase common stock) of Silver Bay owned by Citadel Global Equities Master Fund Ltd., a Cayman Islands limited company (“CG”), Citadel Equity Fund Ltd., a Cayman Islands limited company (“CEF”), Surveyor Capital Ltd., a Cayman Islands limited company (“SC”), Citadel Quantitative Strategies Master Fund Ltd., a Cayman Islands limited company (“CQ”), and Citadel Securities LLC, a Delaware limited liability company (“Citadel Securities”). Citadel Advisors is the portfolio manager for CG, CEF and SC. Citadel Advisors II LLC, a Delaware limited liability company (“CA2”), is the portfolio manager for CQ. CAH2 was, as of December 31, 2014, the managing member of Citadel Advisors and CA2. CALC III LP, a Delaware limited partnership (“CALC3”), is the non-member manager of Citadel Securities. CGP is the general partner of CALC3 and CAH2. Mr. Griffin is the President and Chief Executive Officer of, and owns a controlling interest in, CGP. Citadel Advisors has shared voting and dispositive power and may be deemed to share beneficial ownership as to 1,893,103 shares; CAH2 has shared voting and dispositive power and may be deemed to share beneficial ownership as to 1,986,450 shares; and CGP and Griffin each has shared voting and dispositive power and may be deemed to share beneficial ownership as to 2,022,612 shares. The business address for the reporting persons is c/o Citadel LLC, 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603. The foregoing information is based on a Schedule 13G/A filed with the SEC on February 17, 2015.

(8)         Represents (a) 1,081,559 shares of common stock held for the account of EJF Debt Opportunities Master Fund, L.P., for which EJF Debt Opportunities GP, LLC has shared voting and dispositive power and accordingly may be deemed to share beneficial ownership as the general partner and investment manager, (b) 373,063 shares held for the account of EJF Debt Opportunities Master Fund II, LP for which EJF Debt Opportunities II GP, LLC has shared voting and dispositive power and accordingly may be deemed to share beneficial ownership as the general partner and investment manager, and (c) 881,402 shares held for the account of Beltway Strategic Opportunities Fund L.P. for which EJF Beltway Strategic Opportunities Fund GP LLC has shared voting and dispositive power and accordingly may be deemed to share beneficial ownership as the general partner and investment manager.  EJF Capital LLC is the sole member and manager of each of EJF Debt Opportunities GP, LLC, EJF Debt Opportunities II GP, LLC and EJF Beltway Strategic Opportunities Fund GP LLC, and may be deemed to share beneficial ownership of the shares of Common Stock of which such entities may share beneficial ownership.  Emanuel J. Friedman is the controlling member of EJF Capital LLC and may be deemed to share beneficial ownership of the shares of Common Stock over which EJF Capital LLC may share beneficial ownership. The business address for each of the reporting persons is 2107 Wilson Boulevard, Suite 410, Arlington, VA 22201. The foregoing information is based on a Schedule 13G/A filed with the SEC on February 17, 2015.

(9)         The reporting person has the sole voting power as to 105,559 shares, shared voting power as to 7,800 shares, sole dispositive power as to 4,891,596 shares and shared dispositive power as to 54,530 shares. The business address for the reporting person is 100 Vanguard Blvd., Malvern, PA 19355. All information about The Vanguard Group is based on a Schedule 13G/A filed with the SEC on February 11, 2015.

(10)  The business address for the reporting persons is 100 Vanguard Blvd., Malvern, PA 19355. All information about Vanguard Specialized Funds — Vanguard REIT Index Fund is based on a Schedule 13G filed with the SEC on February 6, 2015.

RELATED PARTY TRANSACTIONS

Internalization Transaction

From our formation through September 30, 2014, we were externally managed by the Former Manager. During this time, we relied on the Former Manager to provide or obtain on our behalf the personnel and services necessary for us to conduct our business as we had no employees of our own. On September 30, 2014, we closed the transaction to internalize our management (the “Internalization”) and now own all material assets and intellectual property rights of the Former Manager previously used in the conduct of its business and continue to be managed by officers and employees who worked for the Former Manager and became our employees as a result of the Internalization.

The Former Manager was a joint venture between Provident Real Estate Advisors LLC (“Provident”), and an affiliate of Pine River Capital Management L.P. (“Pine River”) The Internalization was effected pursuant to the Contribution Agreement dated August 3, 2014 (the “Contribution Agreement”) among Pine River, Provident, the Former Manager and Silver Bay Operating Partnership L.P. (the “Operating Partnership”). Pursuant to the Contribution Agreement, we acquired all economic interests in the Former Manager in exchange for aggregate consideration of 2,231,511 common units in the Operating Partnership. These common units are redeemable for cash or, at our election, a number of Silver Bay common shares on a one-for-one basis. Of this aggregate consideration, Pine River received 1,487,674 common units and Provident received 743,837 common units, which reflects the parties two-thirds and one-third ownership of the Former Manager prior to the Internalization. The Contribution Agreement included a net worth adjustment, payable in cash, in the event that the closing net worth of the Former Manager was greater or less than $0 after making an adjustment to exclude any liabilities for accrued bonus compensation payable to the Chief Executive Officer and personnel providing data analytics directly supporting the investment function of Silver Bay. Silver Bay settled the net worth adjustment on September 30, 2014 based on estimated amounts. The net worth adjustment was finalized in the fourth quarter of 2014 with a de minimis payment of $1,426 from Provident and Pine River. Messrs. Kessler and Siering, Timothy O’Brien, our former General Counsel and Secretary, and Brian C. Taylor, a former director and chair of the Board, had a direct or indirect interest in the consideration received by Pine River and Provident in the Internalization.

Advisory Management Agreement and Property Management and Acquisition Services Agreement

Pursuant to the advisory management agreement with the Former Manager, we agreed to pay the Former Manager an advisory management fee and to reimburse it for various expenses. The advisory management agreement terminated immediately following the closing of the Internalization. The Former Manager was a joint venture between Pine River and Provident and these entities, along with Messrs. Kessler, O’Brien, Siering and Taylor, had a direct or indirect interest in the fees paid to the Former Manager. In 2014, we incurred charges of $12.1 million related to the advisory management agreement, of which $6.6 million was the advisory management fee and the balance represented expense reimbursement for general and administrative and compensation expenses of the Former Manager.

Pursuant to the property management and acquisition services agreement, which we entered into with Silver Bay Property Corp., the Former Manager’s operating subsidiary, we were required to pay the Former Manager’s operating subsidiary a property management fee, the amount of which reduced the fee we paid the Former Manager. We also reimbursed the Former Manager’s operating subsidiary for certain expenses. We also entered into separate property management agreements with the Former Manager’s operating subsidiary covering the properties pledged as part of the revolving credit facility and securitization loan. Pursuant to these agreements, we paid a property management fee equal to 10% or 8% of collected rents, respectively, which reduced our reimbursement obligations under the property management and acquisition services agreement by an equal amount eliminating any net impact on the amount we paid the Former Manager’s operating subsidiary for property management services. In 2014, the Company incurred direct expense reimbursements of $7.9 million and property management fees of $288,000 under these agreements.

Related Person Transaction Policies

The Audit Committee has adopted and administers the Company’s written related person transaction policy. Under this policy, the Audit Committee must examine any transactions between the company and a “related person”. With respect to the Audit Committee’s responsibilities, “related persons” are (i) directors, nominees for director and executive officers of the company, (ii) beneficial owners of more than 5% of any class of the company’s equity securities, (iii) immediate family members of the foregoing, and (iv) firms in which any of the foregoing are employed or have a greater than 5% beneficial interest. The thresholds for the application of this policy are transactions in which the amount exceeds $120,000, except for the following pre-approved transactions and arrangements that do not affect the determination of director independence:

•              executive officer or director compensation required to be disclosed under Item 402 of SEC Regulation S-K,

•              executive officer compensation approved by the Compensation Committee where the executive officer is not a family member of another executive officer or director and where such compensation would be disclosed under Item 402 of SEC Regulation S-K if such executive officer was a named executive officer,

•              transactions where all stockholders receive a proportional benefit, and

•              certain regulated transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act and the disclosure requirements of Item 405 of SEC Regulation S-K require that our directors and executive officers, and any persons holding more than 10% of our common stock (“10% holders”), file reports of ownership and changes in ownership with the SEC. Officers, directors and 10% holders are required by Item 405 of Regulation S-K to furnish us with copies of all Section 16(a) forms that they file. To our knowledge, based solely on a review of the copies of such reports furnished to us or written representations from reporting persons that all reportable transactions were reported, we believe that during the fiscal year ended December 31, 2014, all reports required to be filed pursuant to Section 16(a) by such executive officers, directors and 10% holders were timely filed.

OTHER INFORMATION

Stockholder Proposals and Director Nominations for 2016 Annual Meeting

Our 2016 Annual Meeting of Stockholders is expected to be held in the third week of May 2016.  If a stockholder intends to submit a proposal for inclusion in our proxy statement for our 2016 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act, the stockholder proposal must be received by the Secretary of Silver Bay Realty Trust Corp., 3300 Fernbrook Lane N., Suite 210, Plymouth, MN 55447, on or before December 4, 2015. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, the proposal will be included in our proxy statement and proxy card relating to such meeting. Such proposals should be submitted by certified mail, return receipt requested. Nothing in this paragraph shall be deemed to require us to include any stockholder proposal that does not meet all the requirements for such inclusion established by the SEC in effect at that time.

Stockholders may (outside of Rule 14a-8) nominate candidates for election to the Board of Directors or propose business for consideration at our 2016 Annual Meeting of Stockholders under Maryland law and our Bylaws. Our Bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our Board of Directors and the proposal of other business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our Board of Directors or (3) by a stockholder who was a stockholder of record both at the time of giving the notice required by our Bylaws and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions set forth in our Bylaws. Under our Bylaws, notice of such a nomination or proposal of other business must generally be provided to the Secretary not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. In addition, any such nomination or proposal must include the information required by our Bylaws.  Accordingly, any stockholder who intends to submit such a nomination or such a proposal at our 2016 Annual Meeting of Stockholders must notify us in writing of such proposal by December 4, 2015, but in no event earlier than November 4, 2015.

The Board of Directors does not intend to bring other matters before the Annual Meeting except items incident to the conduct of the meeting. However, on all matters properly brought before the meeting by the Board of Directors or others, the persons named as proxies in the accompanying proxy, or their substitutes, will vote on such matters in their discretion.

Directions to Annual Meeting

The 2015 Annual Meeting of Stockholders of Silver Bay Realty Trust Corp. will be held at the second floor conference room of 400 Madison Avenue, New York, New York, 10017 on Wednesday, May 20, 2015, at 9:00 a.m. Eastern Time. If you need assistance with directions to the Annual Meeting, please contact our Investor Relations by email at investors@silverbaymgmt.com.

0000234095_1 R1.0.0.51160 SILVER BAY REALTY TRUST CORP. 3300 Fernbrook Lane North Suite 210 Plymouth, MN 55447 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR the following: For Withhold For All All All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1. Election of Directors Nominees 01 Thomas W. Brock 02 Daryl J. Carter 03 Tanuja M. Dehne 04 Stephen G. Kasnet 05 Irvin R. Kessler 06 David N. Miller 07 Thomas Siering 08 Ronald N. Weiser The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2 Ratification of the selection of Ernst & Young LLP to serve as our independent public accounting firm for our fiscal year ending December 31st, 2015. NOTE: To transact any other business properly brought before the Annual Meeting or any adjournment or postponement thereof. For address change/comments, mark here. (see reverse for instructions) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

0000234095_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com . SILVER BAY REALTY TRUST CORP. Annual Meeting of Stockholders May 20, 2015 9:00 a.m. Eastern Time This proxy is solicited by the Board of Directors The undersigned hereby authorizes and appoints David Miller and Christine Battist, and each of them, as proxies, with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders to be held at 400 Madison Avenue, New York, NY 10017 on Wednesday, May 20, 2015, at 9:00 a.m. Eastern Time, and at any postponements or adjournments thereof, and to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and to otherwise represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. When properly executed, this proxy will be voted on the proposals set forth herein as directed by the stockholder, but if no direction is made in the space provided, this proxy will be voted FOR the election of all nominees for director, FOR ratification of the appointment of auditors, and according to the discretion of the proxy holders on any other matters that may properly come before the meeting or any postponement or adjournment thereof. This proxy is revocable. The undersigned hereby revokes all previous proxies relating to the shares covered hereby and acknowledges receipt of the notice and proxy statement relating to the Annual Meeting of Stockholders. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side